X-RITE, INCORPORATED

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Adopted February 10, 2004)

1. Purpose. The purpose of this X-Rite, Incorporated Amended and Restated Employee Stock Purchase Plan is to provide employees of the Company with a further inducement to continue their employment with the Company and to encourage those employees to increase their efforts to promote the best interests of the Company. The Plan allows Eligible Employees to purchase Stock at a price less than the market price under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Definitions. The following words and phrases shall have the following meanings as used in this Plan:

a. “Authorization” means the payroll deduction direction specified in Section 7 of this Plan.

b. “Board” means the Board of Directors of X-Rite, Incorporated.

c. “Committee” means the committee appointed by the Board to administer the Plan.

d. “Company” means X-Rite, Incorporated, as well as any subsidiary corporation that is more than fifty percent (50%) controlled by X-Rite, Incorporated, directly or indirectly, and which has been approved by the Board for inclusion in the Plan.

e. “Eligible Employee” means a person meeting the requirements of Section 4 of this Plan.

f. “Market Value” means the closing sale price reported in the Nasdaq Stock Market or, if such value is not available, such other estimate of fair market value as the Committee shall determine.

g. “Participant” means an Eligible Employee who has elected to participate in this Plan.

h. “Plan” means this X-Rite, Incorporated Amended and Restated Employee Stock Purchase Plan.

i. “Purchase Account” means the account established for a Participant as provided in Section 8 of this Plan.

j. “Purchase Period” means each fiscal quarter of the Company.

k. “Stock” means the common stock of X-Rite, Incorporated, par value $0.10 per share.

3. Administration.

a. The Plan shall be administered by a Committee appointed by the Board as the Board shall determine from time to time. A majority of members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and the interpretation and construction of any provision of the Plan by the Committee shall be final and binding, unless otherwise determined by the Board of Directors. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

b. The Committee shall consist entirely of members who are Non-Employee Directors as such term is defined in Rule 16b-3 promulgated by the Securities and Exchange Commission.

c. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability, or expense imposed or incurred in connection with such persons taking or failing to take any action under the Plan.

4. Eligibility. All active employees of the Company shall be Eligible Employees, entitled to participate under the Plan, except: (a) employees who have been continuously employed by the Company for less than one year; (b) employees whose customary employment by the Company is for less than 20 hours per week; and (c) employees whose customary employment by the Company is not for more than five months in a calendar year. No option rights shall be granted under the Plan to any person who is not an Eligible Employee, and no Eligible Employee shall be granted option rights under the Plan: (a) if such employee, immediately after receiving the grant of such option rights under the Plan, owns (under the rules of Sections 423(b)(3) and 424(d) of the Code) stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company; or (b) which permit such employee to purchase stock under this Plan and any other employee stock purchase plan of the Company aggregating more than $25,000 of the fair market value of such stock (“Maximum Value”) (determined at the time the respective options are granted) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

5. Stock Available for Plan. Purchases of Stock pursuant to and on behalf of this Plan for delivery under this Plan may be made out of the Company’s presently or hereafter authorized but unissued Stock, or from outstanding Stock, or partly out of each, as determined by the Board. The maximum number of shares of Stock which may be purchased under the Plan is 1,000,000 shares as of the effective date, subject, however, to adjustment as hereinafter set forth. In the event the Company shall, at any time after the effective date of the Plan, change its issued Stock into an increased number of shares of Stock, with or without par value, through a Stock dividend or split of shares, or into a decreased number of shares, with or without par value, through a combination of shares, then effective with the record date for such change, the maximum number of shares of Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such Stock dividend or split up of shares, or proportionately decreased in the case of such combination of shares. In the event of any other change affecting Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

6. Effective Dates. This Plan was adopted by the Board of Directors on February 10, 2004, and will become effective if approved by the shareholders of the Company on May 4, 2004. It is intended to replace a previous plan effective September 20, 2000, which shall remain in place until the first Purchase Period under this Plan commences. The first Purchase Period under this Plan shall commence on [beginning of third quarter] and end on [end of third quarter].

7. Participation. An employee of the Company who is an Eligible Employee at or prior to the first day of any Purchase Period may become a Participant as of such date by: (a) at least ten (10) days prior to such date, completing and forwarding a payroll deduction authorization form (“Authorization”) to the Company’s payroll department; and/or (b) at least forty-five (45) days prior to the last day of the Purchase Period, completing and forwarding a lump sum payment form furnished by the Company accompanied by payment to the Company in the amount of the lump sum to be credited to the Eligible Employee’s Purchase Account. The Authorization will direct a regular payroll deduction from the Participant’s compensation to be made on each of the Participant’s pay dates occurring during each Purchase Period in which he or she is a Participant.

8. Payroll Deductions, Lump Sum Payments and Accounts.

a. Payroll Deductions. The Company will maintain payroll deduction accounts for all Participants who have filed Authorizations for payroll deduction. Payments made by Participants, whether by payroll deduction or lump sum payment, shall be credited to the Participant’s Purchase Account. No amounts other than payroll deductions and lump sum payments authorized under this Plan may be credited to a Participant’s Purchase Account. Subject to the terms of the Plan, a Participant may authorize a payroll deduction in any amount not less than Ten and No/100 Dollars ($10.00) for each pay date.

b. Lump Sum Payments. Subject to the terms of the Plan, a Participant may make one lump sum payment in any Purchase Period in any amount not less than Two Hundred and No/100 Dollars ($200.00). Notwithstanding anything to the contrary, in no event shall payments of any kind for credit to a Purchase Account by or on behalf of any Participant in any calendar year aggregate more than Ten Thousand and No/100 Dollars ($10,000.00) by payroll deduction or Fifteen Thousand and No/100 Dollars ($15,000.00) by lump sum contribution or an amount that would result in the purchase of Stock having an aggregate Maximum Value (as defined in Section 4 above).

c. Accounts. The Committee shall cause to be established for bookkeeping purposes a “Purchase Account” and a “Share Account.” Amounts credited to the Purchase

Account shall be made in the manner set forth in Section 8(a) above. Stock purchased under the Plan shall be allocated to each Participant’s Share Account and shall be allocated in the manner set forth in Section 11 below. Until certificates for such Stock are issued, no person shall have any right to sell, assign, mortgage, pledge, hypothecate, or otherwise encumber any of the Stock.

9. Changes in Payroll Deduction. Payroll deductions shall be made for each Participant in accordance with the Participant’s Authorization and shall continue until the Participant’s participation terminates, the Authorization is revised or revoked, or the Plan terminates. A Participant may, as of the beginning of any Purchase Period, increase or decrease the Participant’s payroll deduction within the limits specified in Section 8 by filing a new Authorization at least ten (10) days prior to the beginning of such Purchase Period.

10. Termination of Participation-Withdrawal of Funds. A Participant may for any reason and at any time, on written notice given to the Company prior to the Participant’s last pay date in any Purchase Period, elect to terminate his or her participation in the Plan and permanently draw out the balance accumulated in his or her Purchase Account. Upon any such termination by a Participant, he or she shall cease to be a Participant, his or her Authorization shall be revoked effective upon receipt, and the amount to his or her credit in his or her Purchase Account (exclusive of accounts payable in respect of the exercise of any option to purchase Stock previously granted under the Plan) as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded in cash to the Employee. An Eligible Employee who has thus terminated participation in the Plan may thereafter begin participation in the Plan again only after the passage of two (2) full fiscal quarters of the Company following such termination and withdrawal of funds. Partial withdrawals of funds shall not be permitted.

11. Purchase of Shares. During each Purchase Period while this Plan remains in effect, each Participant shall be granted an option as of the last business day of each Purchase Period for the purchase of as many full shares of Stock, but not less than one (1) full share, as may be purchased with the funds in his or her Purchase Account. This election shall be automatically made as provided in this Section unless the Participant terminates participation as provided in Section 10. The purchase price for each share of Stock purchased shall be eight-five percent (85%) of the Market Value of a share of Stock on the last business day of the Purchase Period (“Purchase Date”). If such percentage results in a fraction of a cent, the purchase price shall be increased to the next higher full cent. If, as of each Purchase Date, the Participant’s Purchase Account contains sufficient funds to purchase at least one (1) or more full shares, the Participant shall be deemed to have exercised an option to purchase all such shares at the purchase price, the Participant’s Purchase Account shall be charged for the amount of the purchase, and a stock certificate shall be issued to the Participant. As of each subsequent Purchase Date when sufficient funds have again accrued in the Participant’s Purchase Account to purchase one (1) or more shares, shares will be purchased in the same manner. Any balance remaining in a Participant’s Purchase Account after a Purchase Date will be carried forward into the following Purchase Period. Notwithstanding the foregoing, any balance remaining in a Purchase Account at the termination of the Plan will be automatically refunded to the Participant.

12. Registration of Certificates. Certificates may be issued only in the name of the Participant.

13. Rights as a Shareholder. None of the rights or privileges of a shareholder shall exist with respect to shares purchased under this Plan unless and until certificates representing such shares shall have been issued.

14. Rights on Retirement, Death, or Termination of Employment. In the event of a Participant’s retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to a Participant at such time and the balance in the Participant’s Purchase Account shall be paid to the Participant or, in the event of the Participant’s death, to the Participant’s estate.

15. Rights Not Transferable. Rights under this Plan are not transferable by a Participant and are exercisable only by the Participant during his or her lifetime.

16. Application of Funds. All funds received or held by the Company under this Plan may be used by the Company for any corporate purpose.

17. Governmental Regulations. The Company’s obligation to sell and deliver Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Stock. If, at any time, shares of Stock deliverable hereunder are required to be registered or qualified under any applicable law, or delivery of such shares is required to be accompanied or preceded by a prospectus or similar circular, delivery of certificates for such shares may be deferred for a reasonable time until such registrations or qualifications are effected or such prospectus or similar circular is available.

18. Effective Date, Termination and Amendment. The Plan originally became effective May 4, 2003, the date of approval by the shareholders of the Company. Unless earlier terminated by the Board, the Plan shall terminate on the date ten (10) years subsequent to May 4, 2004, the date on which the Plan became effective, after which date no options may be granted under the Plan. The Board may terminate or amend the Plan at any time, or from time to time, in its entirety or as to any subsidiary, as it deems proper and in the best interest of the Company; provided, however, that no amendment may (i) increase the number of shares that may be issued under the Plan (other than as provided in Section 5), (ii) decrease the price at which shares may be purchased, or (iii) modify the eligibility requirements set forth herein.

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